EXHIBIT 11
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                        FEDERATED DEPARTMENT STORES, INC.

         EXHIBIT OF PRIMARY AND FULLY DILUTED EARNINGS (LOSS) PER SHARE
                      (THOUSANDS, EXCEPT PER SHARE FIGURES)
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                                                    13 Weeks Ended                                   39 Weeks Ended
                                       October 28, 1995       October 29, 1994        October 28, 1995        October 29, 1994
                                  Shares         Income     Shares       Income     Shares        Income      Shares        Income
Net income (loss) and average
  number of shares outstanding    197,017      $ (46,395)   126,600     $ 44,343    187,508      $(170,320)   126,545     $  80,337
Earnings (loss) per share                $(.24)                     $.35                   $(.91)                     $.63

PRIMARY COMPUTATION:
 Average number of common
  share equivalents:
   Shares to be issued to the U.S.
     Treasury                          81                       122                      81                       122
   Deferred compensation plan         164                        85                     155                        62
   Warrants                           798                         -                     295                         -
   Stock options                    1,294              -        217            -        840              -        249             -
     Adjusted number of common
      and common equivalent
      shares outstanding and
      adjusted net income (loss)  199,354        (46,395)   127,024       44,343    188,879       (170,320)   126,978        80,337
     Primary earnings (loss) per
      share                              $(.23)                     $.35                   $(.90)                     $.63

FULLY DILUTED COMPUTATION:
 Additional adjustments to a fully
  diluted basis:
   Convertible notes                    -              -      8,564        2,651          -              -          -             -
   Warrants                             -              -          -            -        221              -          -             -
   Stock options                        -              -          -            -        150              -          -             -
     Adjusted number of shares
      outstanding and net income
      (loss) on a fully diluted
      basis                       199,354      $ (46,395)   135,588     $ 46,994    189,250      $(170,320)   126,978      $ 80,337

     Fully diluted earnings (loss)
      per share                          $(.23)                     $.35                   $(.90)                     $.63
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